Registration No. 333-58487
                                                Filed Pursuant to Rule 424(b)(3)

                               LANDCARE USA, INC.
                        5,000,000 Shares of Common Stock
                    Supplement No. 1 dated August 26, 1998 to
                         Prospectus dated July 14, 1998

FORM 8-K

A copy of the Company's Current Report on Form 8-K, dated August 26, 1998, is attached hereto.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 3, 1998


                               LANDCARE USA, INC.
             (Exact name of registrant as specified in its charter)

     DELAWARE                  001-14089                     76-0562801
  (State or other        (Commission file number)   (IRS employer identification
  jurisdiction no.)                                       of  incorporation)


   THREE RIVERWAY, SUITE 630, HOUSTON, TEXAS                77056
   (Address of principal executive offices)               (Zip code)

      Registrant's telephone number, including area code:   (713) 965-0336

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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

      Between August 3, 1998 and August 14, 1998, LandCARE USA, Inc. (the "Company") acquired, in separate merger or stock purchase transactions, seven businesses engaged in the landscape and tree services industry (together, the "Businesses Acquired"), as follows: (i) Continental Landscape Management, Inc., on August 3, 1998; (ii) Gator & Gator Landscaping Company, on August 4, 1998;
(iii) Landscape West, Inc., on August 5, 1998; (iv) Clean Cut, Inc., on August 5, 1998; (v) Horticultural Industries, Inc., on August 5, 1998; (vi) Landscape Resources, Inc., on August 10, 1998; and (vii) R.L. Company, Inc., on August 14, 1998. The consideration for the acquisitions consisted of an aggregate of 3,101,647 shares of the Company's common stock, valued at $23,090,718, and approximately $14,587,500 in cash. The consideration paid by the Company in the acquisitions, the cash portion of which constituted borrowing under the Company's credit line, was determined through arm's length negotiations between representatives of the Company and the Businesses Acquired.


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ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial Statements of Businesses Acquired.

            In accordance with Rule 3-05 of Regulation S-X, no financial statements are required to be filed for the Businesses Acquired, either individually or in the aggregate.

      (b)   Pro Forma Financial Information.

            In accordance with Rule 11-01 of Regulation S-X, pro forma financial information is not required to be filed.

      (c)   Exhibits.

            The following materials are filed as exhibits to this Current Report on Form 8-K.

  EXHIBIT
  NUMBER                DESCRIPTION
-----------             -----------
   2.1                  Agreement and Plan of Merger dated August 3, 1998, by
                        and among the Company, Desert Care Landscaping, Inc.,
                        Continental Landscape Management, Inc. and Aaron Eubank.

   2.2 Agreement and Plan of Merger dated August 4, 1998, by and among the Company, Ground Control Landscaping, Inc., Gator & Gator Landscaping Company and the stockholders named therein.

   2.3 Agreement and Plan of Merger dated August 4, 1998, by and among the Company, LW Acquisition Corp, Landscape West, Inc. and Barry Konier.


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
   2.4 Agreement and Plan of Merger dated August 5, 1998, by and among the Company, CCI Acquisition Corp., Clean Cut, Inc. and the stockholders named therein.

   2.5 Agreement and Plan of Merger dated August 5, 1998, by and among the Company, HI Acquisition Corp., Horticultural Industries, Inc. and William H. Davoli.

   2.6 Stock Purchase Agreement dated August 10, 1998, by and among the Company, Landscape Resources, Inc. and Stephen
                        W. Barley and the other parties thereto.

   2.7 Agreement and Plan of Merger dated August 14, 1998, by and among the Company, RLC Acquisition Corp., R.L. Company, Inc. and Lebo Newman.


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
                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LANDCARE USA, INC.



Dated: August 26, 1998             By: /s/ WILLIAM L. FIEDLER
                                           William L.  Fiedler
                                           Senior Vice President, General
                                           Counsel and Secretary


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
                              EXHIBIT INDEX

Exhibit
NUMBER            DESCRIPTION

   2.1 Agreement and Plan of Merger dated August 3, 1998, by and among the Company, Desert Care Landscaping, Inc., Continental Landscape Management, Inc. and Aaron Eubank.

   2.2 Agreement and Plan of Merger dated August 4, 1998, by and among the Company, Ground Control Landscaping, Inc., Gator & Gator Landscaping Company and the stockholders named therein.

   2.3 Agreement and Plan of Merger dated August 4, 1998, by and among the Company, LW Acquisition Corp, Landscape West, Inc. and Barry Konier.

   2.4 Agreement and Plan of Merger dated August 5, 1998, by and among the Company, CCI Acquisition Corp., Clean Cut, Inc. and the stockholders named therein.

   2.5 Agreement and Plan of Merger dated August 5, 1998, by and among the Company, HI Acquisition Corp., Horticultural Industries, Inc. and William H. Davoli.

   2.6 Stock Purchase Agreement dated August 10, 1998, by and among the Company, Landscape Resources, Inc. and Stephen
                        W. Barley and the other parties thereto.

   2.7 Agreement and Plan of Merger dated August 14, 1998, by and among the Company, RLC Acquisition Corp., R.L. Company, Inc. and Lebo Newman.


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